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                                                                     EXHIBIT 2.3
                                                                     -----------

                        AMENDMENT TO PURCHASE AGREEMENT

     This Amendment to Purchase Agreement is dated as of September 7, 1996 by and among Synbiotics Corporation, S.R. One, Limited, and International Canine Genetics, Inc. It amends the Purchase Agreement dated as of July 23, 1996 among the same parties (the "Purchase Agreement"). Capitalized terms used herein shall have the meanings ascribed to them in the Purchase Agreement, unless the context clearly requires otherwise.

     1. The adjustments contemplated by Section 3.1(c) of the Purchase Agreement shall be as follows:

        a. The adjusted number of shares of SBIO Common Stock for which an Option or Warrant shall be exercisable shall be the lesser of (i) N x $1.25 divided by the product of the Average Closing Sales Price x 1.0275 or (ii) N x AS
    --
    IS; and

        b. The adjusted exercise price per SBIO Common Stock share of an Option or Warrant shall be the greater of (i) the Average Closing Sales Price x 1.0275 x E or (ii) E x IS
 ---             --
$1.25            AS;

        where N =  the number of shares of ICG Common Stock for which the Option or Warrant was exercisable as of immediately before the Time of Closing

              E = the exercise price per ICG Common Stock share of the Option or Warrant as of immediately before the Time of Closing

             IS = the number of outstanding shares of ICG Common Stock as of immediately before the Time of Closing

             AS = the total number of Shares less the sum of (i) the number of Shares which ICG transfers (at Average Closing Sales Price value) to S.R. One and/or Ben Franklin Technology Center of Southeastern Pennsylvania to satisfy a total of approximately $1,419,000 of financial debt, and (ii) the number of Holdback Shares withheld at the Time of Closing.

     2. Section 9.1 of the Purchase Agreement shall not be construed to prohibit ICG from transferring shares (at Average Closing Sales Price value) to S.R. One to satisfy approximately $952,000 of financial debt.


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     3. Except as expressly amended by this Amendment, the Purchase Agreement shall remain unchanged and in full force and effect.

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to Purchase Agreement to be executed as of the day and year first above written.

                      S.R. ONE, LIMITED, a Pennsylvania business trust

                      By: /s/ Peter A. Sears
                          -----------------------------------------------------
                      Title: President
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                      SYNBIOTICS CORPORATION, a California corporation

                      By: /s/ Michael K. Green
                          -----------------------------------------------------
                      Title: Vice President-Finance and Chief Financial Officer
                             --------------------------------------------------

                      INTERNATIONAL CANINE GENETICS, INC., a
                      Delaware corporation

                      By: /s/ Paul A. Rosinack
                          -----------------------------------------------------
                      Title: President and Chief Executive Officer
                             --------------------------------------------------